EXHIBIT 4.2

GOLD STANDARD VENTURES CORP.

RESTRICTED SHARE UNIT AWARD PLAN

September 12, 2017

ARTICLE 1
PURPOSE OF THIS PLAN
1.1           Purpose of this Plan.
The purpose of this Plan is to promote the interests and long-term success of GSV by:
(a)	furnishing certain directors, officers, and employees of GSV or its Affiliates with greater incentive to develop and promote the business and financial success of GSV;

(b)	aligning the interests of persons to whom Awards may be granted with those of the shareholders of GSV generally through a proprietary ownership interest in GSV; and

(c)	assisting GSV in attracting, retaining and motivating its directors, officers, and employees.

GSV believes that these purposes may best be effected by granting Awards and affording such persons an opportunity to acquire a proprietary interest in GSV.
ARTICLE 2
DEFINITIONS
2.1           Definitions.
In this Plan, unless there is something in the subject matter or context inconsistent therewith, capitalized words and terms will have the following meanings:
(a)
"Affiliate" means an affiliate as defined in the Securities Act and includes issuers that are similarly related, whether or not any of the issuers are companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

(b)
"Applicable Withholding Taxes" means all taxes and other source deductions or other amounts which GSV or an Affiliate of GSV is or may be required by law to withhold in respect of the Plan or in respect of a Restricted Award, including in respect of the issuance transfer, amendment or vesting of a Restricted Award or the issuance of Shares thereunder;

(c)	"Associate" means an associate as defined in the Securities Act;

(d)
"Award Agreement" means any written agreement, contract or other instrument or document evidencing any Restricted Award granted under this Plan.  Each Award Agreement shall be subject to the applicable terms and conditions of this Plan and any other terms and conditions (not inconsistent with this Plan) determined by the Compensation Committee;

(e)
"Blackout Period" means an interval of time during which GSV has determined that one or more Participants may not trade any securities of GSV because they may be in possession of undisclosed material information pertaining to GSV;

(f)	"Board" means the board of directors of GSV as constituted from time to time;

(g)	"Change in Control" means:

(i)
any merger or amalgamation in which voting securities of GSV possessing more than fifty percent (50%) of the total combined voting power of GSV's outstanding  securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii)
any acquisition, directly or indirectly, by a person or Related Group of Persons (other than a person that is a registered dealer as described in Section 2.1(s)(iii) and other than GSV or a person that directly or indirectly controls, is controlled by, or is under common control with, GSV) of beneficial ownership of voting securities of GSV possessing more than fifty percent (50%) of the total combined voting power of GSV's outstanding securities;

(iii)
any acquisition, directly or indirectly, by a person or Related Group of Persons of the right to appoint a majority of the directors of GSV or otherwise directly or indirectly control the management, affairs and business of GSV;

(iv)	any sale, transfer or other disposition of all or substantially all of the assets of GSV;

(v)	a complete liquidation or dissolution of GSV; or

(vi)	any transaction or series of transactions involving GSV or any of its Affiliates that the Board in its discretion deems to be a Change in Control;

provided however, that a Change in Control shall not be deemed to have occurred if such Change in Control results from:
(vii)
the issuance, in connection with a bona fide financing or series of financings by GSV or any of its Affiliates, of voting securities of GSV or any of its Affiliates or any rights to acquire voting securities of GSV or any of its Affiliates which are convertible into voting securities; or

(viii)
a transaction or series of transactions involving GSV or any of its Affiliates whereby the holders of the voting securities of GSV continue to hold voting securities in the capital of the surviving or successor entity in substantially the same proportion as such holders held voting securities in GSV immediately prior to the commencement of such transaction or series of transactions.

(h)
"Compensation Committee" means the Compensation Committee of the Board or such other committee of the Board to which the Board has delegated responsibility for administration of the Plan or, if the Board has not made such delegation, "Compensation Committee" shall mean the Board;

(i)	"Effective Date" has the meaning ascribed thereto by Section 3.1 of this Plan;

(j)	"Eligible Person" means director, officer, or employee of GSV or its Affiliates;

(k)	"Exchange" means the TSX Venture Exchange, or such stock exchanges or other organized markets on which the Shares are listed or posted for trading;

(l)	"GSV" means Gold Standard Ventures Corp.;

(m)	"Insider" in relation to GSV means:

(i)	a director or senior officer of GSV;

(ii)	a director or senior officer of a company that is an Insider or subsidiary of GSV; or

(iii)	a person that beneficially owns or controls, directly or indirectly, Shares carrying more than 10% of the voting rights attached to all Outstanding Shares.

(n)	"Merger and Acquisition Transaction" means:

(i)	any merger;

(ii)	any acquisition;

(iii)	any amalgamation;

(iv)	any offer for Shares which if successful would entitle the offeror to acquire all of the voting securities of GSV; or

(v)	any arrangement or other scheme of reorganization;

that results in a Change in Control;
(o)
"Outstanding Shares" at the time of any issuance of Shares means the number of Shares that are outstanding immediately prior to the issue of the Shares in question, on a non-diluted basis, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which GSV is subject, including the Exchange;

(p)	"Participant" means an Eligible Person designated to be granted an Award under this Plan;

(q)	"Permitted Assign" in respect of a Participant means:

(i)	an executor or administrator for the estate of the Participant upon the death of the Participant, or

(ii)	a committee or duly appointed attorney of the Participant, upon the Participant becoming incapable, by reason of physical or mental infirmity, of managing his or her affairs.

(r)	"Plan" means this plan, as the same may from time to time be supplemented or amended and in effect;

(s)	"Related Group of Persons" in respect of a person means:

(i)	the person together with any one or more of the person's Associates or Affiliates; and

(ii)	any two or more persons who have an agreement, commitment or understanding, whether formal or informal, with respect to:

(i)	the acquisition of or the intention to acquire, directly or indirectly, beneficial ownership of, or control and direction over, voting securities of GSV; or

(ii)
the exercise of voting rights attached to the securities of GSV beneficially owned by such persons, or over which such persons have control and direction, on matters regarding the appointment of directors or control of the management, affairs and business of GSV;

(iii)
despite the above Section 2.1(s)(ii)(i), a registered dealer acting solely in an agency capacity for a person or Related Group of Persons in connection with the acquisition of beneficial ownership of, or control and direction over, securities of GSV, and not  executing principal transactions for its own account or performing services beyond customary dealer's functions, shall not be deemed solely by reason of such agency relationship to be a related person for the purposes of the definition of Related Group of Persons; and

(t)	"Restricted Award" means restricted share unit award granted pursuant to Section 8.1, for which the form of Award Agreement is attached hereto as Schedule "A";

(u)	"Securities Act" means the Securities Act (British Columbia), as amended from time to time;

(v)	"Shares" means the common shares in the capital of GSV; and

(w)	"Shareholder" means a holder of Shares.

ARTICLE 3
EFFECTIVE DATE OF PLAN
3.1            The effective date of the Plan is September 12, 2017 (the "Effective Date"), or such other date as the Board may determine, subject to the approval of the Plan, if necessary, by disinterested Shareholders and the Exchange.
ARTICLE 4
ADMINISTRATION OF PLAN
4.1            The Board may at any time appoint a committee of the Board (the "Compensation Committee") to, among other things, interpret, administer and implement this Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan (provided that if at any such time such a committee has not been appointed by the Board, this Plan will be administered by the Board, and in such event references herein to the Compensation Committee shall be construed to be a reference to the Board).  The Board will take such steps that in its opinion are required to ensure that the Compensation Committee has the necessary authority to fulfil its functions under this Plan.
4.2            The Compensation Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make determinations and take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or action made or taken pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and binding on all parties, absent manifest error.
4.3            GSV will be responsible for all costs relating to the administration of the Plan.
4.4            Unless otherwise determined by the Board, the Plan shall remain an unfunded obligation of GSV and the rights of Participants under the Plan shall be general unsecured obligations of GSV.
4.5            GSV is authorized to take such steps as may be necessary to ensure all Applicable Withholding Taxes are withheld, deducted and remitted as required by law.
ARTICLE 5
SHARES AVAILABLE FOR AWARDS
5.1            Subject to adjustment as provided in Article 16 of this Plan, the aggregate number of Shares that may be issuable pursuant to this Plan shall not exceed 5,000,000 Shares. In addition, the aggregate number of Shares that may be issuable pursuant to this Plan combined with all of GSV's other security based compensation arrangements, including GSV's stock option plan, shall not exceed 10% of the Outstanding Shares.
5.2            For purposes of Section 5.1 and subject to Section 5.3, the number of Shares covered by a Restricted Award or to which a Restricted Award relates shall be counted on the date of grant of such Restricted Award against the aggregate number of Shares available for granting Restricted Awards under this Plan.
5.3            If an outstanding Restricted Award for any reason expires or is terminated or cancelled without having been settled in full, the Shares shall again be available for issuance under this Plan.
5.4            The Board will reserve for issuance from time to time out of the authorized but unissued Shares sufficient Shares to provide for issuance of all Shares which are issuable under all Restricted Awards.
5.5            Fractional Restricted Awards are permitted under this Plan.
ARTICLE 6
GRANT OF AWARDS
6.1            Subject to the provisions of this Plan, the Compensation Committee may from time to time grant to any Eligible Person one or more Restricted Awards as the Compensation Committee deems appropriate.
6.2            The date on which a Restricted Award will be deemed to have been granted under this Plan will be the date on which the Compensation Committee authorizes the grant of such Restricted Award or such other future date as may be specified by the Compensation Committee at the time of such authorization (including, but not limited to, the date the Award Agreement is entered into pursuant to Section 6.4).
6.3            The number of Shares that may be issued under any Restricted Award will be determined by the Compensation Committee, provided that:

(a)
the number of Shares reserved for issuance to any one Participant pursuant to this Plan combined with all of GSV's other security based arrangements, including GSV's stock option plan, within any one year period shall not, in aggregate, exceed 5% of the total number of Outstanding Shares; and

(b)	the number of Shares:

(i)	issuable, at any time, to Participants that are Insiders; and

(ii)	issued to Participants that are Insiders within any one year period;

pursuant to this Plan, or when combined with all of GSV's other security based compensation arrangements that provide for the issuance from treasury or potential issuance from treasury of Shares shall not, in aggregate, exceed 10% of the total number of Outstanding Shares.
6.4            Each Restricted Award will be evidenced by an Award Agreement which incorporates such terms and conditions (including all vesting conditions) as the Compensation Committee in its discretion deems appropriate and consistent with the provisions of this Plan (and the execution and delivery by GSV of an Award Agreement with a Participant shall be conclusive evidence that such Award Agreement incorporates terms and conditions determined by the Compensation Committee and is consistent with the provisions of this Plan).  Each Award Agreement will be executed by the Participant to whom the Restricted Award is granted and on behalf of GSV by any member of the Compensation Committee or any officer of GSV or such other person as the Compensation Committee may designate for such purpose.
6.5            Awards granted pursuant to this Plan shall typically have a vesting term of three years, subject to the discretion of the Compensation Committee to determine a different vesting schedule for any Award.
ARTICLE 7
ELIGIBILITY
7.1            Any Eligible Person shall be eligible to be designated a Participant.  GSV and a Participant shall confirm that any Eligible Person that is an employee is a bona fide employee of GSV or its Affiliates. In determining whether an Eligible Person shall receive a Restricted Award and the terms of any Restricted Award, the Compensation Committee may take into account the nature of the services rendered by the Eligible Person, his or her present and potential contributions to the success of GSV, and such other factors as the Compensation Committee, in its discretion, shall deem relevant.
ARTICLE 8
RESTRICTED AWARD GRANTS
8.1            The Compensation Committee is hereby authorized to grant Restricted Awards to an Eligible Person subject to the terms of this Plan.  Each vested, whole Restricted Award granted under this Plan shall be denominated or payable in Shares and shall confer on the holder thereof the right to receive one Share from treasury (subject to adjustment in accordance with this Plan), upon the completion of certain conditions during such periods as the Compensation Committee shall establish.  Subject to the terms of this Plan, the conditions to be completed during any period, the length of any period, the amount of any Restricted Award granted, the number of treasury Shares receivable pursuant to any Restricted Award and any other terms and conditions of the Restricted Award shall be determined by the

Compensation Committee at the time of grant. A Restricted Award will be subject to an Award Agreement containing such terms and conditions, not inconsistent with the provisions of this Plan, as the Compensation Committee shall determine.
8.2            Except as otherwise determined by the Compensation Committee or as set forth in the applicable Award Agreement, upon the termination of a Participant's employment (as determined under criteria established by the Compensation Committee), including by way of death, retirement, disability, termination without cause and termination for cause during the term of a Restricted Award, all unvested Restricted Awards held by the Participant shall be forfeited and cancelled; provided, however, that the Compensation Committee may, if it determines that a waiver would be in the best interest of GSV, waive in whole or in part any or all remaining restrictions or conditions with respect to any such Award.
ARTICLE 9
GENERAL TERMS OF RESTRICTED AWARDS
9.1            Restricted Awards may be granted for no cash consideration.
9.2            Restricted Awards may, in the discretion of the Compensation Committee, be granted either alone or in addition to or in tandem with any award granted under any plan of GSV or any Affiliate.  Restricted Awards granted in addition to or in tandem with awards granted under any such other plan of GSV or any Affiliate may be granted either at the same time as or at a different time from the grant of such other awards.
9.3            All Shares delivered pursuant to a Restricted Award shall be subject to such stop transfer orders and other restrictions as the Compensation Committee may deem advisable, applicable Canadian provincial or foreign securities laws and regulatory requirements, applicable Exchange policies and rules, and applicable Canadian corporate laws, and the Compensation Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares to reflect such restrictions.  If the Shares are traded on a securities exchange, GSV shall not be required to deliver any Shares covered by a Restricted Award unless and until such Shares have been listed and posted for trading on such securities exchange.
ARTICLE 10
 CHANGE IN STATUS
10.1           A change in the status, office, position or duties of a Participant from the status, office, position or duties held by such Participant on the date on which the Restricted Award was granted to such Participant will not result in the termination of the Restricted Award granted to such Participant provided that such Participant remains an Eligible Person.
ARTICLE 11
 NON-TRANSFERABILITY OF RESTRICTED AWARDS
11.1           Each Award Agreement will provide that the Restricted Award granted thereunder is not transferable or assignable to anyone other than a Permitted Assign.
ARTICLE 12
 REPRESENTATIONS AND COVENANTS OF PARTICIPANTS
12.1           Each Award Agreement will contain representations and covenants of the Participant that:

(a)	the Participant is a director, officer or employee of GSV or its Affiliates or a person otherwise determined as an Eligible Person under this Plan by the Compensation Committee;

(b)	the Participant has not been induced to enter into such Award Agreement by the expectation of employment or continued employment with GSV or its Affiliates;

(c)
the Participant is aware that the grant of the Restricted Award and the issuance by GSV of Shares thereunder are exempt from the obligation under applicable securities laws to file a prospectus or other registration document qualifying the distribution of the Restricted Awards of the Shares to be distributed thereunder under any applicable securities laws.

ARTICLE 13
 WITHHOLDING TAX
13.1           Each Participant shall be responsible for all taxes in respect of the Plan and in respect of the issuance, transfer, amendment or vesting of a Restricted Award or the issuance of Shares thereunder. GSV makes no guarantee to any person regarding the tax consequences of becoming a Participant in the Plan and none of GSV, its Affiliates or any of their respective employees or representatives shall have any liability to any Participant with respect thereto.  GSV shall be entitled to take all reasonable and necessary steps and to obtain all reasonable or necessary indemnities, assurances, payments or undertakings to satisfy any obligation to pay or withhold an amount on account of Applicable Withholding Taxes.  Without limiting the generality of the foregoing, GSV may for such purposes withhold or offset such amounts from any salary or other amounts otherwise due or to become due from GSV to the Participant or may require that a Participant pay such amounts to GSV.
13.2           Participant will be solely responsible for paying any Applicable Withholding Taxes arising from the grant, vesting or issuance or payment of underlying Shares or cash of any Restricted Award and payment is to be made in a manner satisfactory to GSV.  Notwithstanding the foregoing, GSV will have the right to withhold from any Restricted Award or any Shares issuable pursuant to a Restricted Award or from any cash amounts otherwise due or to become due from GSV to the Participant, an amount equal to any such taxes.
ARTICLE 14
 CONDITIONS
14.1           Notwithstanding any provision in this Plan, other than Section 6.8, or an Award Agreement, GSV's obligation to issue Shares to a Participant pursuant to the terms of any Restricted Award will be subject to, if applicable:
(a)
completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as GSV will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; and

(b)
the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Shares, as GSV or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

ARTICLE 15
 SUSPENSION, AMENDMENT OR TERMINATION OF PLAN
15.1           The Compensation Committee will have the right at any time and from time to time to suspend or terminate this Plan and, subject to Section 15.2, may:
(a)	with the prior approval of disinterested Shareholders of GSV by ordinary resolution make any amendment to any Restricted Award Agreement or this Plan, including any amendment that would:

(i)	increase the number of Shares, or rolling maximum, reserved for issuance under this Plan as set out in Section 5.1;

(ii)	extend the term of a Restricted Award beyond its original expiry time;

(iii)	result in any modification to this Section 15.1; or

(b)
without the prior approval of unitholders of GSV and without limiting the generality of the foregoing, the Compensation Committee may make any other amendments not listed in (a) above to any Award Agreement or this Plan, as follows:

(i)	amendments of a clerical nature, including but not limited to the correction of grammatical or typographical errors or clarification of terms;

(ii)	amendments to reflect any requirements of any regulatory authorities to which GSV is subject, including the Exchange;

(iii)	amendments to any vesting provisions of a Restricted Award; and

(iv)	amendments to the expiration date of a Restricted Award that does not extend the term of a Restricted Award past the original date of expiration for such Restricted Award.

Notwithstanding the foregoing, all procedures and necessary approvals required under the applicable rules and regulations of all regulatory authorities to which GSV is subject shall be complied with and obtained in connection with any such suspension, termination or amendment to this Plan or amendments to any Award Agreement.
15.2           In exercising its rights pursuant to Section 15.1, the Compensation Committee will not have the right to affect in a manner that is materially adverse to, or that materially impairs, the benefits and rights of any Participant under any Restricted Award previously granted under this Plan except: (a) with the consent of such Participant; (b) as permitted pursuant to Article 16; or (c) for the purpose of complying with the requirements of any regulatory authorities to which GSV is subject, including the Exchange.
15.3           The full powers of the Compensation Committee as provided for in this Plan will survive the termination of this Plan until all Restricted Awards have been vested in full (including the issuance of any underlying Shares) or have otherwise expired.

ARTICLE 16
 ADJUSTMENTS
16.1           In the event of any Share distribution, Share split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution of GSV's assets to the Shareholders, or any other change affecting the Shares, the Restricted Awards of each Participant and the Restricted Awards outstanding under the Plan shall be adjusted in such manner, if any, as the Compensation Committee may in its discretion deem appropriate to reflect the event. However, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Restricted Awards will be granted to such Participant to compensate for a downward fluctuation in the market price of the Shares, nor will any other form of benefit be conferred upon, or in respect of a Participant for such purpose.
16.2           In the event of a Merger and Acquisition Transaction or proposed Merger and Acquisition Transaction, the Compensation Committee shall determine in an appropriate and equitable manner:
(a)	any adjustment to the number and type of Shares (or other securities) that thereafter shall be made the subject of Restricted Awards; and

(b)	the number and type of Shares (or other securities) subject to outstanding Restricted Awards; and

(c)
determine the manner in which all unvested Restricted Awards granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the vesting of such Restricted Awards by the Participants, the time for the fulfilment of any conditions or restrictions on such vesting, and the time for the expiry of such Restricted Awards.

Subsections (a) through (c) of this Section 16.2 may be utilized independently of, successively with, or in combination with each other and Section 16.1, and nothing therein contained shall be construed as limiting or affecting the ability of the Compensation Committee to deal with Restricted Awards in any other manner.  All determinations by the Compensation Committee under this Article 16 will be final, binding and conclusive for all purposes.
16.3           Notwithstanding anything else in this Plan, any unvested Restricted Awards issued to a Participant at the time of a Merger and Acquisition Transaction shall immediately vest if either (i) the Participant is either terminated without cause or resigns with good reason (as such term has been defined under common law, including any reason that would be considered to amount to constructive dismissal by a court of competent jurisdiction) from their position with GSV within the period ending 12 months from the date of the completion of the Merger and Acquisition Transaction, or (ii) the Compensation Committee, acting reasonably, determines that an adjustment to the number and type of Shares (or other securities) resulting from a Merger and Acquisition Transaction is impractical or impossible.  In the event this Section 16.3 is applicable, the Compensation Committee shall, acting reasonably, determine the extent to which the Participant met the conditions for vesting of Restricted Awards.
16.4           The grant of any Restricted Awards under this Plan will in no way affect GSV's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

ARTICLE 17
 GENERAL
17.1           Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a Shareholder of GSV with respect to any Shares reserved for the purpose of any Restricted Award.
17.2           Nothing in this Plan or any Award Agreement will confer upon any Participant any right to continue in the employ of or under contract with GSV or its Affiliates or affect in any way the right of GSV or any such Affiliate to terminate his or her employment at any time or terminate his or her consulting contract, nor will anything in this Plan or any Award Agreement be deemed or construed to constitute an agreement, or an expression of intent, on the part of GSV or any such Affiliate to extend the employment of any Participant beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of GSV or its Affiliates or any present or future retirement policy of GSV or its Affiliates, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with GSV or its Affiliates.  Neither any period of notice nor any payment in lieu thereof upon termination of employment shall be considered as extending the period of employment for the purposes of this Plan.
17.3           Nothing contained in this Plan will restrict or limit or be deemed to restrict or limit the right or power of the Board in connection with any allotment and issuance of Shares which are not allotted and issued under this Plan including, without limitation, with respect to other compensation arrangements.
17.4           The Plan and any Award Agreement granted hereunder will be governed, construed and administered in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.
17.5           References herein to any gender include all genders and to the plural includes the singular and vice versa.  The division of this Plan into Sections and Articles and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan.

SCHEDULE "A"
FORM OF AWARD AGREEMENT
GOLD STANDARD VENTURES CORP.
("GSV")
RESTRICTED SHARE UNIT AWARD PLAN
AWARD AGREEMENT
This Award Agreement is entered into between GSV and the Participant named below pursuant to GSV's Restricted Share Unit Award Plan (the "Plan").  All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.
This Agreement confirms that:
1.	on _________________, 20____ (the "Award Date");
2.	________________________________ (the "Participant");
3.
was granted _______________ Restricted Awards in respect of employment services to be rendered by the Participant to GSV or its Affiliates each of which entitles the Participant to receive one Share upon vesting, provided the following conditions are met:

(a)	[conditions of vesting to be included at time of grant.]

4.	the vesting of the Restricted Awards shall occur on the following schedule:
Vesting Date Percentage Vested
[Timing of vesting to be included at time of grant.]
5.	GSV shall issue to the Participant all amounts receivable by the Participant all Shares receivable by the Participant pursuant to this Agreement from treasury;
6.	by execution of this Agreement and acceptance of the Restricted Awards hereby granted, the Participant hereby represents and warrants to GSV that the Participant:
(b)	is director, officer or employee of GSV or its Affiliates or a person otherwise determined as an Eligible Person under this Plan by the Compensation Committee;

(c)	has not been induced to enter into such Agreement by the expectation of employment or continued employment with GSV or its Affiliates;

(d)
is aware that the grant of the Restricted Award and the issuance by GSV of Shares thereunder are exempt from the obligation under applicable securities laws to file a prospectus or other registration document qualifying the distribution of the Restricted Awards of the Shares to be distributed thereunder under any applicable securities laws;
7.
without restricting the generality of Section 4.5 of the Plan, GSV is expressly authorized to withhold and remit all Applicable Withholding Taxes arising as a consequence of the issuance, transfer, amendment or vesting of a Restricted Award granted pursuant to this Agreement or the issuance of Shares thereunder, (the "Applicable Withholding Taxes Amount"), in any of the following ways or any combination thereof:

(a)
by requiring the Participant, as a precondition to GSV's obligation to issue Shares from treasury, to pay to GSV in cash the Applicable Withholding Taxes Amount, to be remitted by GSV to the appropriate government authorities for the Participant's account;

(b)
by offset against any salary or other amounts otherwise due or to become due from GSV to the Participant and remitting such amounts to the appropriate government authorities for the Participant's account; and

(c)
by selling, as the Participant's agent, sufficient of the Shares issued to the Participant in payment and settlement of the Restricted Awards to raise, net of commissions and other related expenses, cash in an amount not less than the Applicable Withholding Taxes Amount and remitting the Applicable Withholding Taxes Amount to the appropriate government authorities for the Participant's account, and the Participant hereby irrevocably appoints GSV as the Participant's agent to effect such sale or sales and receive the proceeds therefrom;

otherwise all on the terms and subject to the conditions and restrictions set out in the Plan.
By signing this Agreement, the Participant acknowledges that the Participant has read and understands the Plan and agrees to the terms and conditions of the Plan and this Agreement.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the _____ day of ______________, 20__.

GOLD STANDARD VENTURES CORP.
By: ______________________________________ Participant	By: ____________________________________ Authorized Signatory